EXHIBIT 10.1

Summary of Executive Bonus Plan

(adopted August 18, 2010)

On August 18, 2010, the Compensation Committee of our Board of Directors adopted a new executive incentive bonus plan for our eligible executive officers to be effective for the fiscal year ending December 31, 2010 in replacement of a prior executive bonus plan, previously adopted on August 21, 2009 for the quarterly periods ending September 30, 2009 and December 31, 2009. The new plan was adopted by the Compensation Committee after consideration by the Committee of our compensation philosophies, principles and processes as described in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission on April 30, 2010. These philosophies, principles and processes provide for periodic review by the Committee of the performance of our executive officers, the components of their compensation and the effectiveness of our compensation programs in rewarding the contributions of our executive officers towards enhancing our specific business goals while retaining and motivating high quality individuals. In adopting the new executive incentive bonus plan for the fiscal year ending December 31, 2010, the Committee also considered a new report from an independent third party compensation consultant, Towers Watson, together with other recent competitive market data.

The new executive incentive bonus plan covers the following executive officers, with applicable incentive targets under the plan indicated as a percentage of base salary for each as follows: Frank F. Khulusi, Chairman, President and Chief Executive Officer — 50% of base salary; Brandon H. LaVerne, Chief Financial Officer — 40% of base salary; Kristin M. Rogers, Executive Vice President of Sales and Marketing — 40% of base salary; and Joseph B. Hayek, Executive Vice President of Corporate Development and Investor Relations — 40% of base salary.

The plan will be funded at the above amounts if the company achieves 100% of a target of adjusted EBITDA for the 2010 calendar year. Adjusted EBITDA is defined under the plan as consolidated earnings before interest, taxes, depreciation and amortization, and adjusted for stock-based compensation and non-recurring special charges, if any, to be excluded from the calculation of EBITDA in the discretion of the Compensation Committee.

The plan also has a minimum adjusted EBITDA for any incentive bonuses to be paid under the plan and contains incentive bonus decelerators based on performance below the performance target. If the company performance falls below the performance target, but is at least 90% of the performance target, the incentive bonuses may be reduced by a percentage of the incentive bonus target equal to two times the percentage points by which adjusted EBITDA falls below the performance target. For example, if the company achieves 90% of the performance target, incentive bonuses under the plan may be funded at 80% of the target incentive bonus amounts described above.  If the company achieves less than 90% of the performance target, the plan will not be funded and no incentive bonuses will be paid under the plan.

The plan also contains accelerators under which the incentive bonus amounts can exceed the above described target incentive bonus amounts. If the company’s performance is between 100% and 110% of the performance target, the incentive bonuses may be increased at a rate of two times the percentage points by which adjusted EBITDA exceeds 100% of the performance target.  For example, if the company achieves 110% of the performance target, the incentive bonuses may be paid at 120% of the above described incentive bonus target amounts.

Additional accelerators are available if the company’s performance is between 111% and 130% of the performance target. In such event, in addition to the first accelerator described above for performance between 100% and 110% of the performance target, the incentive bonus amounts may be further increased by an additional four times the percentage points by which the performance target exceeds 110%, with a maximum funding of 200% of the incentive bonus targets. For example, if the company achieves 120% of the performance target, the plan may be funded and incentive bonuses paid at 160% of the above described incentive bonus target amounts. If the company achieves 130% or more of the performance target, the plan may be funded and incentive bonuses paid at 200% of the above described incentive bonus target amounts.

Joe Hayek was a participant in an individual incentive plan during the period of January 1, 2010 through June 30, 2010. Such plan is terminated and replaced with this plan effective July 1, 2010. The previous plan was prorated at $25,000 for the respective period, and is preliminarily funded for $21,875. Joe Hayek’s annual incentive bonus target under the new plan for 2010 is set at $102,077, leaving $77,077 remaining as available for the period from July 1, 2010 to December 31, 2010, after deducting the prorated $25,000 for the first half of 2010.

The Compensation Committee may in its sole discretion reduce the amounts that would otherwise be payable to any participant for any period (including a complete elimination of all amounts to be paid under the bonus plan). Any such reduction may be based on quantitative or qualitative factors determined in the discretion of the Compensation Committee, which may be based in part upon qualitative recommendations from our Chief Executive Officer (for executives other than the Chief Executive Officer).

In addition to participation in the executive incentive bonus plan, as described above, all of our executive officers are eligible for discretionary bonuses as determined from time to time by our Compensation Committee. At the August 18, 2010 Compensation Committee meeting, the Committee also awarded Brandon LaVerne a discretionary bonus outside of the plan in the amount of $30,000.